Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT BY AND BETWEEN

MICHAEL P. LOCORRIERE AND HANOVER COMMUNITY BANK

THIS AGREEMENT originally entered into on the 2nd day of November, 2020, by and between Hanover Community Bank, a New York state charted commercial bank with its principal place of business located at 80 East Jericho Turnpike, Mineola, New York 11501 (“Employer” or “Bank”) and Michael P. Locorriere, an individual residing at 54 Davison Lane, West Islip, New York 11795 (“Employee”) and subsequently amended November 1, 2023, March 27, 2024, June 26, 2024, December 12, 2024 and June 25, 2025 is hereby amended and restated in its entirety effective July 1, 2026 (“Effective Date”).

BACKGROUND

A.	The Employer desires to continue to employ the Employee, and the Employee is willing to continue to his employment with the Employer under the terms and conditions herein provided.
B.	The Employer employs the Employee in a position of trust and confidence and the Employee has become acquainted with the Employer’s business, its officers and employees, its strategic and operating plans, its business practices, processes, and relationships, the needs and expectations of its “Customers” and “Potential Customers”, and its trade secrets and other property, including “Referral Sources” and “Confidential Information” as defined in Sections 8 and 9 herein.
C.	To affect the foregoing, the parties hereto desire to enter into this employment agreement under the terms and conditions set forth below.
D.	The Compensation Committee of the Board of Directors of the Bank (“Compensation Committee”) recommended that the Board of Directors of the Bank enter into this Agreement with the Employee.

NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Term.
(a) Except as otherwise provided herein, the term of this Agreement shall include: (i) the period commencing on the Effective Date and ending July 1, 2029, plus (ii) any and all extensions of the term made pursuant to paragraphs (b) and (c) of this Section 1 (the “Term”).
(b)Beginning on July 1, 2027, and on or around each July 1st thereafter, the term of this Agreement shall be automatically extended by one (1) year, so that, at the time of such extension, the term of the Agreement shall be for a period of three (3) years. Notwithstanding the foregoing, the Employer or the Employee may elect to terminate the automatic annual extension of the Term in this paragraph (b) by giving written notice of such election no less than ninety (90) days prior to any anniversary of the Effective Date, not to so extend the Term, in which case the Term shall then end on the second anniversary of the date such notice is given.
(c)Notwithstanding paragraph (b) of this Section 1, in the event of a Change in Control, the Term shall not end before the first anniversary of such Change in Control; provided, however, this sentence shall apply only to the first Change in Control to occur while this Agreement is in effect.
(d)Nothing in this Agreement shall mandate or prohibit a continuation of the Employee’s employment following the expiration of the Term upon such terms and conditions as the Employee and the Employer may mutually agree.
2.Position and Duties. The Employee shall continue to be employed as Senior Executive Vice President and Chief Municipal Officer of the Employer, to perform such services in that capacity as noted in the job description attached as Exhibit A hereto and as shall from time-to-time be established by the President, Chief Executive Officer and Chairman of the Board and/or the Board of Directors of the Employer, not inconsistent with the terms hereof. Employee agrees that he will devote his full business time and efforts to his duties hereunder.
3.Compensation.Employer shall pay the Employee compensation for his services as follows:
(a)Base Salary.  During the Term, Employer shall pay to the Employee an annual base salary at a rate not less than three hundred and seventy thousand dollars  ($370,000) (“Base Salary”) unless any reduction in Base Salary to less than the Base Salary then in effect is part of an overall reduction in compensation applicable to all senior executive officers of the Employer. The Board of Directors of Employer or the Compensation Committee shall periodically review the Employee’s employment performance, in accordance with policies generally in effect from time to time, for possible merit or cost-of-living increases and any and all such increases shall be deemed to constitute amendments to this Section 3(a) to reflect the increased amounts, effective as of the date established for such increases.  The frequency and manner of payment of the Employee’s Base Salary shall be in accordance with the Employer’s payroll practices from time to time in effect. Nothing herein shall be construed as precluding the Employee from entering into any salary reduction or deferral plan or arrangement during the Term.
(b)Cash-Based Incentives. In addition to the Base Salary, Employee shall be eligible to participate in the Chief Municipal Officer Annual Incentive Program attached hereto as Exhibit B. While participating in the Chief Municipal Officer Annual Incentive Program, Employee is not eligible to participate in the Hanover Community Bank Executive Annual Incentive Plan.
(c)Equity-based Incentives. The Employee shall be eligible to participate in any long-term equity incentive plan or program established by the Employer or an affiliate of the Employer.  All equity-based incentives (if any) will be determined by the Compensation Committee.
4.	Other Benefits.
(a)Automobile Allowance. The Employee shall be eligible for a cash allowance in the amount of one thousand three hundred and fifty dollars ($1,350) per month during the Term to be used for the purpose of maintaining an automobile for use in the business of the Employer.  The Compensation Committee will review the automobile allowance from time to time and may increase it as necessary and appropriate.
(b)Insurance Coverage and Employee Benefit Plans. The Employee shall be eligible to receive hospital, health, medical, disability and life insurance benefits and shall be eligible to participate in any other employee benefit, incentive or retirement plans offered by Employer to its employees generally.
(c)Expenses. The Employee shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Employer upon the provision of documentation evidencing such expenses in accordance with the Employer's expense reimbursement policies and in the same manner and to the same extent as such expenses are reimbursed to other officers of the Employer.
(d)Paid Time Off. The Employee shall be eligible for paid time off in accordance with the Hanover Community Bank Paid Time Off (“PTO”) Policy for Executives, as amended from time to time.  PTO shall be taken at reasonable times and in reasonable periods as Employee and Employer shall mutually determine and provided that no PTO shall interfere with the duties of Employee hereunder.
5.Termination.The Employee may be terminated at any time, without prejudice to Employee’s right to compensation or benefits as provided herein. The Employee's rights upon termination shall be as follows:

(a) Cause. For purposes of this Agreement "Cause", with respect to the termination by Employer (as defined below) of Employee's employment, shall mean (i) willful and continued failure, for a period of at least thirty (30) calendar days, by the Employee to perform his duties for Employer under this Agreement after at least one (1) warning in writing from the Chief Executive Officer of the Employer identifying specifically any such failure, (ii) the willful engaging by the Employee in misconduct which causes material injury to Employer as specified in written notice to the Employee from the Chief Executive Officer of the Employer; or (iii) conviction of or a plea of nolo contendere to a crime (other than a traffic violation) which is either a felony or an indictable offense or (iv) Employee's habitual drunkenness, drug abuse, or excessive absenteeism other than due to Disability (as defined herein), after a warning (with respect to drunkenness or absenteeism only) in writing from Chief Executive Officer of the Employer to refrain from such behavior.

(b)Termination With Cause. The Employer shall have the right to terminate the Employee for "Cause''. In the event of such termination, the Employee shall only be entitled to his Base Salary and benefits accrued through his termination date.
(c)Termination Without Cause. Employer shall have the right to terminate the Employee without "Cause" at any time. Upon a termination of Employee's employment hereunder without “Cause”, in recognition of such termination and Employee's agreement to be bound by the covenants contained in Sections 8 and 9 hereof, Employee shall be entitled to receive a lump sum severance payment equal to the sum of: (i) his then current annual Base Salary (ii) the highest annual cash-based incentive paid to Employee over the past three calendar years preceding Employee’s termination of employment, and (iii) the annual total automobile allowance paid to Employee under Section 4(a) hereof. In addition, Employer shall continue to provide the Employee with health, medical and dental insurance coverage, and any other like benefits in effect at the time of such termination, on the terms and conditions under which they were offered to Employee prior to such  termination for a period of one (1) year from the date of such termination. In the event Employer, under its insurance and benefit plans then in effect, is unable to provide Employee with the benefits provided for above under the terms provided for herein, then in lieu of providing such benefits, Employer will pay the amount of Employee's premium to continue such coverage pursuant to the terms of the Comprehensive Omnibus Budget Reconciliation Act (“COBRA”).    The Employee shall have no duty to mitigate damages in connection with his termination by Employer without "Cause”; however, if the Employee obtains new employment and such new employment provides for health, medical and dental insurance coverage, and other benefits, in a manner substantially similar to the benefits payable by Employer hereunder, Employer may permanently terminate the duplicative benefits it is obligated to provide hereunder. Following the cessation of the continuation of Employee's  health, dental and medical insurance coverage, Employee shall be permitted to elect to extend such insurance coverage under the policies maintained by Employer in accordance with the applicable provisions of the Section 4980B of the Internal Revenue Code of 1986, as amended ("Code"), and/or applicable state law, to the extent eligible to do so under the Code and such state law.

(d)Death or Disability. This Agreement shall automatically terminate upon the death or Disability of Employee. Upon such termination, Employee shall not be entitled to any additional compensation hereunder, provided, however that the forgoing shall not prejudice Employee's right to be paid for all compensation earned through the date of such termination and the benefits of any insurance programs maintained for the benefit of Employee or his beneficiaries in the event of his death or Disability. For purposes hereof, Disability shall be defined to mean a disability under any long-term disability plan of the Employer then in effect.
6.Change in Control.            1

Upon the occurrence of a Change in Control (as herein defined), Employee shall be entitled to receive the payments provided for under paragraph (b) hereof.

(a)A "Change in Control'' shall mean:

(i)	A reorganization, merger, consolidation or sale of all or substantially all of the assets of Hanover Bancorp, Inc. (“HBI”or “Company”), or a similar transaction, in any case in which the holders of the voting stock of HBI prior to such transaction do not hold a majority of the voting power of the resulting entity; or
(ii)	individuals who constitute the Incumbent Board (as herein defined) of HBI cease for any reason to constitute a majority thereof.

For these purposes, "Incumbent Board" means the Board of Directors of HBI on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by members or stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

To the extent necessary to comply with Code Section 409A, a Change in Control will be deemed to have occurred only if the event also constitutes a change in the effective ownership or effective control of the Company or the Employer, as applicable, or a change in the ownership of a substantial portion of the assets of the Company or the Employer, as applicable, in each case within the meaning of Treasury Regulation section 1.409A-3(i)(5).

(b)In the event the conditions of Section (a) above are satisfied, Employee shall be entitled to receive a lump sum cash payment equal to two (2) times the sum of: (i) his then current annual Base Salary, (ii) the highest annual cash-based incentive paid to Employee over the past three calendar years preceding the Change in Control, and (iii) the annual total automobile allowance paid to Employee under Section 4(a) hereof; provided, however, that in the event any payments provided for hereunder, when combined with any other payments due to Employee under any other agreement or benefit plan of the Employer contingent upon a Change in Control, constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, the total payments will be reduced such that no portion of such payments are subject to the excise tax under Section 4999 of the Code to the extent that, after all applicable taxes, the Employee retains more of the total payments after this reduction than if the full amount were payable. Payments will be reduced in such manner as has the least economic effect on the Employee. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. Unless the Employer and the Employee otherwise agree in writing, any determination required under this Section 6(b) shall be made in writing by an accounting firm, independent compensation consultant or law firm selected by the Employer (the “Advisors”), whose determination will be conclusive and binding upon the Employee and the Employer for all purposes. For purposes of making the calculations required by this Section 6(b), the Advisors (i) may make reasonable assumptions and approximations concerning applicable taxes. (ii) may rely on reasonable, good faith interpretations concerning the application or Sections 280G and 4999 of the Code, and (iii) shall take into account a "reasonable compensation" (within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G or the Code) analysis of the value of services provided or to be provided by the Employee, including any agreement by the Employee (if applicable) to refrain from performing services pursuant to a covenant not to compete or similar covenant applicable to the Employee that may then be in effect (including, without limitation, those contemplated by Section 8 of this Agreement). The Employer and the Employee agree to provide to the Advisors such information and documents as the Advisors may reasonably request in order to make a determination under this provision. The Employer shall bear all costs the Advisors may reasonably incur in connection with any calculations contemplated by this provision. In addition to the foregoing, the Employer or its successor shall pay to the Employee a single lump sum payment in an after-tax amount (determined using an assumed aggregate tax rate of 40%) equal to twenty-four (24) times the monthly COBRA charge (Employee and Employer) in effect on the Employee’s termination date (including the administration fee) for the type of Bank-provided group health, medical and dental coverage in effect for Employee (e.g. family coverage) on his termination date (regardless of whether the Employee elects COBRA).  Any payment made hereunder shall be deemed to have satisfied Employer's obligations under this Agreement, and in no event shall Employee thereafter be entitled to receive any payment under Section 5(c) hereof.
7.Release. All payments and benefits provided for under Section 5(c) hereof shall be contingent upon Employee executing a general release of claims in favor of the Employer, its subsidiaries and affiliates, and their respective officers, directors, shareholders, partners, members, managers, agents or employees, which release shall be provided to the Employee within five (5) business days following the termination date or Employee's employment, and which must be executed by the Employee and become effective within thirty (30) days thereafter. Payments made under Section 5 that are contingent upon such release shall, subject to Section 11(f), commence within ten (10) days after such release becomes effective; provided, however, that if the date of Employee's termination of employment occurs on or after November 15 of a calendar year, then payments shall, subject to the effectiveness of such release and Section 11(f), commence on the first business day of the following calendar year.
8.Non-Solicitation. During the period Employee is performing services for the Employer and for a period of one (1) year following the termination of the Employee's services for the Employer for any reason (“Non-Solicitation Period”), the Employee agrees that the Employee will not, directly or indirectly, for the Employee’s benefit or for the benefit of any other person, firm or entity, do any of the following:
(i)	solicit or attempt to solicit from (i) any customer that Employee serviced or learned of while in the employ of the Employer ("Customer"), (ii) any potential customer of the Employer which has been the subject of a known written or oral bid, offer or proposal by the Employer, or of substantial preparation with a view to making such a bid, proposal or offer, within twelve months prior to such Employee's termination ("Potential Customer''), or (iii) referral sources or prospective referral sources which are actively being sought by Employer at the time of Employee’s termination (a "Referral Source"), business of a similar nature or related to the business of the Employer;
(ii)	accept any business from, or perform any work or services for, any Customer, Potential Customer or Referral Source, which business, work or services is similar to the business of the Employer;
(iii)	cause or induce or attempt to cause or induce any Customer, Potential Customer, Referral Source, licensor, supplier or vendor of the Employer to reduce or sever its affiliation with the Employer;
(iv)	solicit the employment or services of, or hire or engage, or assist anyone else to hire or engage, any person who was known to be employed or engaged by or was a known employee of or consultant to the Employer upon the termination of the Employee’s services to the Employer, or within twelve months prior thereto; or
(v)	otherwise interfere with the business or accounts of the Employer.

For purposes hereof, "solicitation" shall include directly or indirectly initiating any contact or communication of any kind whatsoever for purposes of inviting, encouraging or requesting such Customer, Potential Customer, Referral Source, licensor, supplier, vendor, employee or consultant to materially alter its business relationship, or engage in business, with the Employee or any person, firm or entity other than the Employer.

9.Confidential Information.
(a)As used herein, "Confidential Information" means any confidential or proprietary information relating to the Employer and its affiliates including, without limitation, the identity of the employer's customers, the identity of representatives of customers with whom the Employer has dealt, the kinds of services provided by the Employer to customers. the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, customer preferences and policies, pricing information, business and marketing plans, financial information, budgets, compensation or personnel records, information concerning the creation, acquisition or disposition of products and services, vendors, software, data processing programs, databases, customer maintenance listings, computer software applications, research and development data, know-how, and other trade secrets.

Notwithstanding the above, Confidential Information does not include information which: (i) is or becomes public knowledge without breach of this Agreement; or (ii) is received by Employee from a third party without any violation of any obligation of confidentiality and without confidentiality restrictions; provided, however, that nothing in this Agreement shall prevent the Employee from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law; provided further, however, that the Employee will provide the Employer with prompt notice of such request so that the Employer may seek (with the cooperation of the Employee, if so requested by the Employer), a protective order or other appropriate remedy and/or waiver in writing or compliance with the provisions of this Agreement. If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

Notwithstanding the foregoing, U.S. federal law (18 U.S.C. section 1833(b)) states that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. That law further states that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order. For the avoidance of doubt, nothing in this Agreement is intended to, nor shall be construed to, conflict with 18 U.S.C. section 1833(b).

Employee understands that nothing in this Agreement or any other agreement that Employee may have with the Employer restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, reporting possible violations of law or regulation to, filing a claim with or assisting with an investigation by a self-regulatory authority or a government agency or entity, including but not limited to the U.S. Securities and Exchange Commission and the federal Occupational Safety and Health Administration (collectively, “Government Agencies”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation, and Employee does not need the Employer’s prior authorization to engage in such conduct.

(b)At all times, both during the period of Employee's services for the Employer and after termination of Employee's services, the Employee will keep in strictest confidence and trust all Confidential Information and the Employee will not directly or indirectly use or disclose to any third-party, any Confidential Information, except as may be necessary in the ordinary course of performing the Employee's duties for the Employer, or disclose any Confidential Information, or permit or encourage any other person or entity to do so, without the prior written consent of the Employer except as may be necessary in the ordinary course of performing the Employee’s duties for the Employer.

(c) Following his termination of employment, the Employee agrees to return promptly all Confidential Information in tangible form, including, without limitation, all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks, mobile or remote computers (including personal digital assistants) or in any other manner to the Employer at any time that the Employer makes such a request and automatically, without request, within five days after the termination of the Employee's performance of services for the Employer for any reason.

10.Arbitration. Any dispute or controversy arising under this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial  by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Employer and the Employee, sitting in Nassau County, New York, unless otherwise mutually agreed by the Employer and the Employee, in accordance with the rules of the American Arbitration Association's National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing, the parties to this Agreement may seek equitable relief in any court of competent jurisdiction for a matter in the nature of, but not limited to, restraining orders or injunctions.

11.	Miscellaneous.
(a)Governing Law. ln the absence of controlling Federal law, this Agreement shall be governed by and interpreted under the substantive law of the State of New York.
(b)Severability. If any provision of this Agreement shall be held to be invalid, void, or unenforceable, the remaining provisions hereof shall in no way be affected or impaired, and such remaining provisions shall remain in full force and effect.  If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written. construed, and enforced as so limited.
(c)Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties with regard to the subject matter contained herein and supersedes any and all prior agreements, arrangements or understandings relating to the subject matter hereof and may only be amended by written agreement signed by both parties hereto or their duly authorized representatives.
(d)Successors and Assigns. This Agreement shall be binding upon and become the legal obligation of the successors and assigns of Employer and shall inure to the benefit of Employee's estate, heirs and representatives in the event of his death or Disability.
(e)Clawback and Recoupment. Any amounts paid to Employee hereunder shall be subject to any clawback or recoupment policy adopted by Employer, or the requirements of any law or regulation applicable to the Employer and governing the clawback or recoupment of executive compensation.  In addition, with regard to any payment made hereunder pursuant to Sections 5(c) or 6(c) hereunder, Employer or its successors retains the legal right to demand the return of any payment made should Employer or its successors later obtain information indicating that the Employee has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under the FDIC’s regulations at 12 C.F.R. 359.4(a)(4).
(f)Section 409A Compliance. This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”) and regulations promulgated thereunder. Notwithstanding anything contained herein to the contrary, the Employee shall not be considered to have terminated employment with the Employer for purposes of the payments and benefit of Section l hereof unless he would be considered to have incurred a "termination of employment" from the Employer within the meaning of Treasury Regulation §1.409A-l(h)(l)(ii). For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. in no event may the Employee, directly or indirectly, designate the calendar year of payment. If the Employee is a "specified employee" for purposes of Section 409A of the Code, to the extent required to comply with Section 409A of the Code, any payments required to be made pursuant to this Agreement which are deferred compensation and subject to Section 409A of the Code (and do not qualify for an exemption thereunder) shall not commence until one day after the day which is six (6) months from the date of termination. Should this Section 11(f) result in a delay of payments to the Employee, on the first day any such payments may be made without incurring a penalty pursuant to Section 409A (the “409A Payment Date"), Employer shall begin to make such payments as described in this Section 11(f), provided that any amounts that would have been payable earlier but for application or this Section 11(f) shall be paid in lump-sum on the 409A Payment Date.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the effective date first above written.

HANOVER COMMUNITY BANK (EMPLOYER)

By:   /s/ Michael P. Puorro

________________________________________

Name:  Michael P. Puorro

Title:    Chairman, President & CEO

EMPLOYEE:

By:   /s/ Michael P. Locorriere

________________________________________

Name:  Michael P. Locorriere